Notice of Performance-Contingent Stock Option Grant

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Shares Granted]

This Notice of Non-Qualified Performance-Contingent Stock Option ("NSO") gives you the right to purchase the total number of shares of Common Stock of 50¢ par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the Option Grant Price Per Share as shown above. This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.

Definitions

Performance Period – The Performance Period is the four (4) year period beginning on the Date of Grant (“Grant Date”) listed above and ending with the fourth anniversary of the Grant Date.

Stock Price Appreciation Metric – The closing stock price of the Company’s Common Stock must be at least 50% higher than the Grant Price for a period of 20 consecutive trading days. For purposes of this Grant Notice, “trading day” shall mean any day on which the Company’s Common Stock trades on the New York Stock Exchange.

Vesting Terms
This NSO will generally become exercisable (“Vest”) in three (3) equal installments over a three (3) year period on the first, second, and third anniversaries of the Grant Date provided the Stock Price Appreciation Metric is satisfied by the first anniversary of the Grant Date.

If the Stock Price Appreciation Metric is achieved after the first anniversary of the Grant Date but by the second anniversary of the Grant Date, two-thirds of the award will Vest on the second anniversary of the Grant Date and one-third will Vest on the third anniversary of the Grant Date.

If the Stock Price Appreciation Metric is achieved after the second anniversary of the Grant Date but by the third anniversary of the Grant Date, the full award will Vest on the third anniversary of the Grant Date.

If the Stock Price Appreciation Metric is achieved after the third anniversary of the Grant Date, but by the fourth anniversary of the Grant Date, 100% of the award will immediately Vest.

If the Stock Price Appreciation Metric is not achieved by the fourth anniversary of the Grant Date, 100% of the award will be forfeited.

You must remain continuously employed by the Company through the date the Stock Price Appreciation Metric is achieved and through each respective Vest date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing) to Vest in your NSO; otherwise the options granted will be forfeited.

Employment Termination

If your Employment terminates due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing before any applicable Vest date of your NSO, your NSO will vest on a pro-rata basis. The pro-rata portion of your NSO that will vest will be determined by multiplying the “Number of NSO Shares Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of Employment, inclusive, and the denominator of which is 36. The number of NSOs that have already vested according to the terms herein, if any, will be subtracted from the prorated amount and the remaining prorated NSOs will become immediately exercisable if the Stock Price Appreciation Metric has been met at the time of termination.

If the Stock Price Appreciation Metric has not been met at the time of your termination, any pro-rata vested NSOs will remain outstanding but not exercisable unless the Stock Price Appreciation Metric is satisfied by the end of the Performance Period. If the Stock Price Appreciation Metric has not been met by the end of the Performance Period all vested NSOs will be forfeited. Any NSOs which have not already vested or for which vesting is not accelerated will expire on such employment termination.

(Rev. 03/2014) – SOPC2013EB

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without Cause under, and as defined in that termination agreement, then the number of NSOs that will become exercisable will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If you voluntarily terminate your Employment or your Employment is terminated for Cause then all unvested and unexercised NSOs will expire as of the date of your Employment termination.

Please see the Plan for all terms, rules, and conditions, including the post-termination of Employment exercise period applicable to this NSO. For any vested NSOs, if the Stock Price Appreciation Metric is met after your termination and before the end of the Performance Period, the post-termination Employment exercise period will be measured from the date the Stock Price Appreciation Metric is met.
Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

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(Rev. 03/2014) – SOPC2013EB